UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2008

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
Delaware	333-88168	06-1262301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 16, 2008, Syniverse Holdings, Inc., a Delaware corporation (the “Company”), entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer and Trust Company, LLC, as Rights Agent (the “Rights Agent”). The Rights Agent currently serves as the Company’s transfer agent with respect to the Company’s Common Stock and also has been appointed transfer agent with respect to the Series A Junior Participating Preferred Stock, par value $0.01 per share, if any, that may be issued pursuant to the exercise of rights under the Rights Agreement. The material terms and conditions of the Rights Agreement are described below in response to Item 3.03, Material Modification to Rights of Security Holders, set forth below. The response to Item 3.03 is hereby incorporated herein by reference in its entirety in response to Item 1.01 of this Current Report on Form 8-K.

Item 3.03.	Material Modifications to Rights of Security Holders.

On November 16, 2008, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock, par value $0.001 per share (the “Common Shares”), of the Company. The dividend is payable on November 28, 2008 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”), at a price of $33 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. Each one one-thousandth of a Preferred Share has designations and powers, preferences and rights, and the qualifications, limitations and restrictions designed to make it the economic equivalent of a Common Share. The description and terms of the Rights are set forth in the Rights Agreement.

Initially, the Rights will be evidenced by the stock certificates representing the Common Shares then outstanding, and no separate certificates representing the Rights (“Right Certificates”) will be distributed. Until the earlier to occur of (i) 10 days following the time (the “Stock Acquisition Time”) of a public announcement or notice to the Company that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares of the Company, other than as a result of an offer approved by the Board of Directors of the Company and (ii) 10 business days (or, if determined by the Board of Directors, a specified or unspecified later date) following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 15% of more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with or without a copy of the Summary of Rights to Purchase Preferred Stock, which is included in the Rights Agreement as Exhibit C thereto (the “Summary of Rights”), being attached thereto.

Until the Distribution Date, (i) the Rights will be transferred with and only with the Common Shares, (ii) new Common Share certificates issued after November 28, 2008, upon transfer, new issuance or reissuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender or transfer of any of the Common Stock certificates outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Except in connection with issuance of Common Shares pursuant to employee stock plans, options and certain convertible securities, and except as otherwise determined by the Board of Directors, only Common Shares issued prior to the Distribution Date will be issued with Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on November 16, 2011 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of Preferred Shares of certain rights, options or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

The number of Rights and number of Preferred Shares issuable upon the exercise of each Right are also subject to adjustment in the event of a stock split, combination or stock dividend on the Common Shares.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share purchasable upon exercise of the Rights will be entitled to receive, in the aggregate, a dividend of 1,000 times the dividend declared on the Common Shares. In the event of liquidation, the holders of the shares of Preferred Stock will be entitled to receive a minimum liquidation payment of $1.00 per share, but will be entitled to receive an aggregate liquidation payment equal to 1,000 times the payment made per Common Share. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount and type of consideration received per Common Share (provided that payment of such exchange consideration may be deferred to the extent it would trigger or accelerate or modify any rights of lenders or other parties under any applicable credit agreement and/or indenture and/or loan agreement of the Company or its subsidiaries). The rights of the Preferred Shares as to dividends and liquidation, and in the event of mergers and consolidations, are protected by anti-dilution provisions.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will have the right to receive upon exercise that number of Common Shares equal to the exercise price divided by 50% of the then-current trading price of Common Shares (or, if such number of shares is not and cannot be authorized, the Company may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights).

Generally, under the Rights Agreement, an “Acquiring Person” shall not be deemed to include (i) the Company, (ii) a subsidiary of the Company, (iii) any employee benefit or compensation plan of the Company or a subsidiary of the Company or (iv) or any Person organized, appointed or established by the Company or a subsidiary of the Company as a fiduciary for or pursuant to the terms of any employee benefit plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company. In addition, except under limited circumstances, no person or entity shall become an Acquiring Person as the result of the acquisition of Common Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 15% or more of the Common Shares then outstanding.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will be equal to the exercise price divided by 50% of the then current trading price of the shares of common stuck of such acquiring company.

At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such person or group which have become void), in whole or part, at an exchange ratio of one Common Share per Right (subject to adjustment). The Company, at its option, may substitute one one-thousandth (subject to adjustment) of a Preferred Share (or other series of substantially similar preferred stock of the Company) for each Common Share to be exchanged.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share which may, upon the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

At any time prior to the earlier of the Stock Acquisition Time and the Expiration Date (as defined in the Rights Agreement), the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). Following any person becoming an Acquiring Person, the Rights become nonredeemable. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Other than those provisions relating to the Redemption Price and expiration date of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Stock Acquisition Time. After such time, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to correct or supplement defective or inconsistent provisions, to shorten or lengthen any time period under the Rights Agreement, to make changes which do not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, other than rights resulting from such holder’s ownership of Common Shares, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be amended to permit such acquisition or redeemed by the Company at $0.01 per Right prior to the earlier of (i) the Stock Acquisition Time or (ii) the Final Expiration Date.

For additional information concerning the Rights Agreement, please refer to the Summary of Rights.

The description of the provisions of the Rights Agreement and the terms of the Rights set forth herein and in the Summary of Rights do not purport to be complete and are qualified by reference to the Rights Agreement. The Rights Agreement and the Company’s press release relating to certain of the matters discussed above are filed as Exhibits 4.1 and 99.1, respectively, to this report and are incorporated by reference herein. A copy of the Rights Agreement is available free of charge from the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Rights Agreement dated as of November 16, 2008, between the Company and American Stock Transfer and Trust Company, LLC, including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock, the form of Right Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

99.1	Press Release of Syniverse Holdings, Inc. dated November 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2008

SYNIVERSE HOLDINGS, INC.

By:	/s/ Laura E. Binion
Laura E. Binion
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Rights Agreement dated as of November 16, 2008, between the Company and American Stock Transfer and Trust Company, LLC, including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock, the Form of Right Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

99.1	Press Release dated November 17, 2008